                            WASHINGTON, D.C. 20549


                                    FORM 4


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or

              Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


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1.  Name and Address of Reporting Person

        MICELI                      JEROME                             F.
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        (Last)                      (First)                        (Middle)

    250 PARK AVENUE SOUTH/ SUITE 200
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                                   (Street)

    WINTER PARK                       FL                              32789
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        (City)                      (State)                           (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

    INTERNATIONAL ASSETS HOLDING CORPORATION -- IAAC
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

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4.  Statement for Month/Year

    MARCH, 2001
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer (Check all applicable)


    [X] Director                            [_] 10% Owner
    [_] Officer (give title below)          [_] Other (specify below)

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7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X]   Form filed by One Reporting Person
    [_]   Form filed by More Than One Reporting Person

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          Table I--Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                        6. Owner-     7. Nature
                                 3. Trans-                                         5. Amount of            ship          of In-
                      2. Trans-     action       4. Securities Acquired (A)           Securities           Form:         direct
                         action     Code            or Disposed of (D)                Beneficially         Direct        Bene-
1. Title                 Date       (Instr. 8)      (Instr. 3, 4 and 5)               Owned at             (D) or        ficial
   of                    (Month/ -----------------------------------------------      End of               Indirect      Owner-
   Security              Day/                                  (A)                    Month                (I)           ship
   (Instr. 3)            Year)      Code     V   Amount        (D) or    Price        (Instr. 3 and 4)     (Instr. 4)    (Instr. 4)
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

                      03/01/01   $               1,000          D        3,5625       00                   D
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                      03/30/01   $               1,000          D        2,7812       42,468               I      Jerome F. Miceli
                                                                                                                  Rosealie Miceli
                                                                                                                        Trust
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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                                   2. Conver-                                                     5. Number of Deriv-
                                      sion or          3. Trans-                                     ative Securities
                                      Exercise            action           4. Transac-               Acquired (A) or
                                      Price of            Date                tion Code              Disposed of (D)
                                      Deriv-              (Month/             (Instr. 8)             (Instr. 3, 4, and 5)
 1. Title of Derivative               ative               Day/             ---------------------------------------------------
    Security (Instr. 3)               Security            Year)            Code V                    (A)         (D)
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
International
Assets Holding
Corp. Option                                           3/9/01                A                      7,500
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

====================================================================================================================================
                                                                                         9. Number       10. Owner-
                                                                                            of Deriv-        ship
                              6. Date Exer-                                                 ative            Form      11. Na-
                                 cisable and                                                Secur-           of De-        ture
                                 Expiration                                  8. Price       ities            rivative      of In-
                                 Date           7. Title and Amount of          of          Bene-            Securities    direct
                                 (Month/Day/       Underlying Securities        Deriv-      ficially         Bene-         Bene-
                                 Year)             (Instr. 3 and 4)             ative       Owned            ficially      ficial
                               --------------------------------------------     Secur-      at End           Owned at      Owner-
                               Date     Expira-              Amount or          ity         of               End of        ship
                               Exer-    tion                 Number of          (Instr.     Month            Month(1)      (Instr.
                               cisable  Date         Title   Shares             5)          (Instr. 4)       (Instr. 4)    4)
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
                              03/09/02   03/09/06*    Common     7,500            3.125         7,500           D

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

Explanation of Responses: * 33% VESTS 03/09/02; 33% VESTS 03/09/03 REMAINDER VESTS 03/09/04

/S/ JEROME F. MICELI                                        04/05/01
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          **Signature of Reporting Person                     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is sufficient, see instruction 6 for procedures.